EXHIBIT 11
                                                                 (Continued)


                             ROBERTSON-CECO CORPORATION
                  COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                  -----------------------------------------------
                        (Thousands, except per share amounts)
                                     (Unaudited)


                                                                    YEAR ENDED DECEMBER 31
                                                                 ----------------------------------
                                                 1992      1993                         1994
                                                 ----      ----                         ----
FULLY DILUTED:
   Income (loss) from continuing
                                   operations. . . . .  $(62,601) $(27,235) $(18,949)
   Less dividends on preferred stock . . . .       169       112       -
                                              --------  --------  --------
   Fully diluted income (loss) from
                                   continuing operations . . . .   (62,770)  (27,347)  (18,949)
   (Loss) from discontinued operations . . .    (8,544)              2,132    (2,811)
   Income (loss) from extraordinary items. .       -       5,367       -
   Income (loss) from cumulative effect
                                   of accounting change. . . . .       -      (1,200)      -
                                    --------  --------  --------
   Total fully diluted earnings (loss). . . . . . . .   $(71,314) $(21,048) $(21,760)
                                              ========  ========  ========
   Average number common shares
                                   outstanding . . . .       880     6,217    15,808
                                              --------  --------   --------

   Total number common shares, assuming
                                   full dilution . .         880     6,217    15,808
                                              ========  ========  ========
   Fully diluted earnings (loss) per
                                   common share from continuing
                                   operations. . . . .  $ (71.30) $  (4.40) $  (1.20)
   Fully diluted earnings (loss) per
                                   common share from discontinued
                                   operations. . . . .     (9.70)      .35      (.18)
   Fully diluted earnings (loss) per
                                   common share from extraordinary
                                   item. . .       -         .86       -
   Fully diluted earnings (loss) from
                                   cumulative effect of accounting
                                   change. .  . . . . .      -        (.20)      -
                                              --------  --------  --------
   Fully diluted earnings (loss) per
                                   common share. . . .  $ (81.00)$   (3.39) $  (1.38)
                                              ========  ========  ========

